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Exhibit 99.1

LAS VEGAS, (April 18) Sierra Pacific Resources issued a press release saying that Nevada has taken the kind of decisive step required by the western energy crisis, Nevada utility officials today applauded the Nevada Legislature and Governor Kenny Guinn for their rapid action on emergency legislation that will assure the continued creditworthiness of the utilities while protecting consumers from unexpected rate hikes.

The Nevada Legislature today passed Assembly Bill 369, which allows the utilities to recover their soaring costs for wholesale power over time. The bill's deferred accounting method eases fears of rate hikes during the summer but assures lenders, investors and power suppliers the utilities will continue to meet their financial obligations. The bill also repeals electric deregulation in Nevada and places a moratorium on the sale of power plants in the state.

"This was a bold move by the legislature and the governor to focus on the real problem that threatened every consumer and business in Nevada," said Walt Higgins, chairman, president and CEO of Sierra Pacific Resources (NYSE: SRP -
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news), the parent company for the state's two largest utilities, Sierra Pacific
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Power and Nevada Power Company. "There were many investors, power developers, citizens and potential business prospects who have been waiting to see if Nevada would deal with this issue -- and they now have their answer."

"This is an elegant solution that protects consumers from sticker shock by delaying and spreading any increases out over time, while offering our business partners the immediate assurance that our creditworthiness is strong," Higgins added.

The measure passed both the Senate and Assembly today and was signed into law by Governor Guinn. As an emergency measure, it is effective immediately. Under the provisions of the legislation, rates would be continued at their April 1, 2001, levels, reflecting all recent increases to date, and remain stable until early next year, at which time they would be adjusted to reflect the actual costs of wholesale power and fuel over that period. If wholesale costs remain high, the legislation allows for the rates to be spread out over several years.

"We're gratified by the action taken by the Legislature and Governor on behalf of consumers in Nevada," Higgins said.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno-Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50% interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.